Exhibit 99.1

News Release

Investor Relations: Sara Gubins, +1 646 654 8153

Media Relations: Fernanda Paredes +52 5513 982679

NIELSEN BUILDS OUT MANAGEMENT TEAMS WITH

TWO STRATEGIC HIRES

David Rawlinson to Become CEO of Nielsen Global Connect

Linda Zukauckas Is Named

Chief Financial Officer For The Company

New York, USA, January 14, 2020 — Today Nielsen Holdings plc (NYSE: NLSN) announced two significant hires that support Nielsen’s plan to create two separate publicly traded companies later in the year. David Rawlinson, President of the Global Online Business at Grainger, will become the Chief Executive Officer of Nielsen’s Global Connect business. Linda Zukauckas will join the company as Chief Financial Officer. Both will join effective February 3, 2020.

David Rawlinson joins from Grainger (NYSE: GWW), which is the leading broad line supplier of maintenance, repair and operating (MRO) products serving businesses and institutions. He has significant experience running a digital business-to-business company, as well as a strong international background and a track record of driving growth. He will become the CEO of the newly created public company—currently referred to as Nielsen Global Connect—at the time of the separation. Rawlinson is also currently a member of Nielsen’s Board of Directors.

Linda Zukauckas has been with American Express (NYSE: AXP) since 2011, most recently serving as the Executive Vice President and Deputy Chief Financial Officer. At the time of the separation, Linda will remain as CFO of Nielsen’s Global Media business.

“Both David and Linda bring a wealth of relevant and valuable experience to Nielsen. Both will have a great deal of impact on the current company and will have significant roles in the new companies moving forward. We are very excited that they have agreed to join us at this dynamic time for Nielsen,” said David Kenny, Chief Executive Officer for Nielsen.

“In my time on the Board of Directors, I’ve been struck by Nielsen Global Connect’s technology, the focus on making client decision-making easier and the team’s unwavering commitment to integrity. Nielsen Global Connect has made tremendous progress in strengthening its operations and competitive position, and I believe that we can build upon this and further enhance our leadership position. I’m honored to become Chief Executive Officer during this important time and look forward to helping retailers and the consumer goods industry evolve into a more digital and more dynamic future,” said Rawlinson.

“I’m happy to join a company that is so critical to ensuring effective market dynamics in the global media and FMCG spaces. The recent clarity regarding Nielsen’s path forward influenced my decision to join the company at this pivotal moment. Nielsen’s improved operating performance is a testament to leadership’s focus on delivering results while continuing to invest in products that provide valuable insights to Nielsen clients. I’m thrilled to join at this exciting time,” said Zukauckas.

Rawlinson is currently the President of the Global Online Business at W.W. Grainger, Inc. (“Grainger”), a position he has held since November 2015. Since taking this position, this digitally-focused, global business-to-business unit has grown double digits every year and has won multiple national awards in the US for workplace culture. He joined Grainger in July of 2012 and previously served as the Vice President of Operations for the Global Online Business, and prior to that, Vice President, Deputy General Counsel and Corporate Secretary of Grainger. Rawlinson also serves on the Board of Directors of MonotaRO Co., Ltd. (TYO: 3064), a position he has held since March 2015. Prior to Grainger, Rawlinson worked for ITT Corp. (later “ITT Exelis” as a result of a spin-off), from November 2009 until July 2012. He was Vice President, General Counsel and Director of Corporate Responsibility of the Electronic Systems division. In addition, Rawlinson served as a White House Fellow and in appointed positions for the George W. Bush and Obama Administrations. In the Bush Administration, Rawlinson was a leader of the outgoing transition. In the Obama Administration, he served as Senior Advisor for Economic Policy at the White House National Economic Council. He holds a Bachelor of Arts degree from The Citadel, a Juris Doctor degree from the University of South Carolina, and a Masters in Business Administration degree from Harvard Business School.

Zukauckas brings deep finance and leadership experience to the CFO role. She most recently served as Executive Vice President and Deputy Chief Financial Officer at American Express. She also held roles at American Express as the Chief Accounting Officer and Global Controller and served on the Board of Directors of American Express Global Business Travel, a 50/50 JV, for five years. Prior to American Express, Zukauckas held various senior leadership roles at Ally Financial (formerly GMAC Inc). She serves on the board of MTS Systems Corporation (NASDAQ: MTSC), where she is on the Audit and the Governance & Nominating committees. She holds a Bachelors Degree in Business Administration from Texas Tech University.

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About Nielsen

Nielsen Holdings plc (NYSE: NLSN) is a global measurement and data analytics company that provides the most complete and trusted view available of consumers and markets worldwide. Nielsen is divided into two business units. Nielsen Global Media, the arbiter of truth for media markets, provides media and advertising industries with unbiased and reliable metrics that create a shared understanding of the industry required for markets to function. Nielsen Global Connect provides consumer packaged goods manufacturers and retailers with accurate, actionable information and insights and a complete picture of the complex and changing marketplace that companies need to innovate and grow.

Our approach marries proprietary Nielsen data with other data sources to help clients around the world understand what’s happening now, what’s happening next, and how to best act on this knowledge.

An S&P 500 company, Nielsen has operations in over 100 countries, covering more than 90% of the world’s population. For more information, visit www.nielsen.com.

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